Exhibit 10.2

AMENDMENT TO

Stock Incentive Agreement

for Outstanding Shares of Restricted Stock

This Amendment (“Amendment”) is effective as of the 15th day of October, 2019 (the “Effective Date”), and amends each Stock Incentive Agreement (“Award Agreement”) with respect to shares of restricted stock that are outstanding as of the Effective Date. Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the Award Agreement.

1.	The first paragraph of Section 2.5 of the Award Agreement shall be deleted in its entirety and replaced with the following:

“2.5. Vesting. Grantee shall vest in the Restricted Stock on the earliest of (a) the Vesting Date, as defined in Section 1.5, provided that, except as otherwise provided herein, the Grantee has not incurred a Termination of Employment prior to that date, (b) the Grantee’s Retirement, (c) the Grantee’s death, or (d) the Grantee’s Termination of Employment by the Company or an Affiliate without “Cause”. For purposes of this Agreement, “Retirement” shall mean the Grantee’s Termination of Employment after the Grantee attains age sixty-five (65) for any reason other than for “Cause.””

2.	Section 3.2(c) of the Award Agreement shall be deleted in its entirety and replaced with the following:

“If (i) the Grantee incurs a Termination of Employment by the Company without Cause or by the Grantee for Good Reason within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Restricted Stock Awards granted hereunder or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Restricted Stock Awards, in either case in a manner approved by the Board or the Committee as constituted immediately prior to the Change in Control, then the outstanding Restricted Stock Awards shall become immediately and fully vested as of the date of such Termination of Employment. If the Grantee incurs a Termination of Employment for any reason other than as set forth in the previous sentence, then the Restricted Stock Awards granted hereunder shall terminate. For purposes of this Agreement, “Good Reason” means any of the following which is not consented to by the Grantee in writing: (i) a material diminution in the Grantee’s title, authority, duties, or responsibilities in effect as of the date of the Change in Control; (ii) a material diminution in the Grantee’s base salary in effect as of the date of the Change in Control; and (iii) a change in the location of the Grantee’s primary office such that the Grantee is required to report regularly to an office located outside of a 25-mile radius from the location of the Grantee’s primary office as of the date of the Change in Control.”

3.	The Award Agreement, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

[signature on following page]

IN WITNESS WHEREOF, The First Bancshares, Inc., acting by and through its duly authorized officers, has caused this Amendment to be duly executed as of the Effective Date.

THE FIRST BANCSHARES, INC.

By:	/s/ Dee Dee Lowery

Dee Dee Lowery
(Insert Name)

EVP and CFO
(Insert Title)

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